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                                                                     EXHIBIT 5.1

                                [HALE LANE LOGO]

             5441 Kietzke Lane | Second Floor | Reno, Nevada 89511
               Telephone (775) 327-3000 | Facsimile (775) 786-6179
                        Website: http://www.halelane.com

                                October 26, 2004

Halozyme Therapeutics, Inc.
11588 Sorrento Valley Road, Suite 17
San Diego, CA 92121

     Re:   Registration Statement on Form S-8

Ladies and Gentlemen:

      We are acting as special Nevada counsel for Halozyme Therapeutics, Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933 (the "Act") of 10,125,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company reserved for issuance upon exercise of stock options issued or to be issued under (i) the Company's 2004 Stock Plan (the "Plan"), (ii) the Amended and Restated 2001 Stock Plan of Deliatroph Pharmaceuticals, Inc. ("Deliatroph") (the "Deliatroph 2001 Plan"), that, if exercised, shall entitle the holder thereof to Company Common Stock due to the Company assuming such Deliatroph options in connection with the Company's acquisition of Deliatroph pursuant to a merger agreement dated January 28, 2004, and (iii) a Nonstatutory Stock Option Agreement between the Company and Andrew Kim dated February 27, 2004 (the "Kim Agreement").

      We have reviewed and are familiar with (a) the Company's Articles of Incorporation and Bylaws, (b) a certificate of an officer of the Company representing certain matters in connection with the Common Stock, which representations we have assumed the validity of and relied on, and (c) such other matters as we have deemed necessary for this opinion.

      Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Company under the Registration Statement, when issued in accordance with the terms of the Plan (including, without limitation, the Plan being approved by the Company shareholders), the Deliatroph 2001 Plan, or the Kim Agreement, and the Registration Statement, will be duly authorized and legally issued by the Company and fully paid and nonassessable. This opinion is limited to matters governed by the general corporation law of the State of Nevada as set forth in Chapter 78 of the Nevada Revised Statutes.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                           Sincerely,
                                           /s/ HALE LANE
                                           HALE LANE PEEK DENNISON AND HOWARD
                                           Professional Corporation



                       HALE LANE PEEK DENNISON AND HOWARD
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